CUSIP No.                           13G


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)



                               (Amendment No. 1)



                               ZAPATA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   989070602
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]    Rule 13d-1(b)
    [ X ]    Rule 13d-1(c)
    [   ]    Rule 13d-1(d)

CUSIP No.                           13G                                 2 of 24
989070602


1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Sandler Capital Management

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [   ]
                                                                (b)  [   ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        New York

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                93,000
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              93,000


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        93,000 shares of Common Stock

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [   ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.9%

12      TYPE OF REPORTING PERSON

        PN

CUSIP No.                           13G                                 3 of 24
989070602


1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Sandler Associates

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [   ]
                                                                (b)  [   ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        New York

                     5        SOLE VOTING POWER

                              59,470

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 59,470

                     8        SHARED DISPOSITIVE POWER

                              0


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        59,470 shares of Common Stock

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [   ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.5%

12      TYPE OF REPORTING PERSON

        PN

CUSIP No.                           13G                                 4 of 24
989070602


1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Sandler Associates II, L.P.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [   ]
                                                                (b)  [   ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        New York

                     5        SOLE VOTING POWER

                              3,010

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 3,010

                     8        SHARED DISPOSITIVE POWER

                              0


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,010 shares of Common Stock

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [   ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.1%

12      TYPE OF REPORTING PERSON

        PN

CUSIP No.                           13G                                 5 of 24
989070602


1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Sandler Offshore Fund, Inc.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [   ]
                                                                (b)  [   ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands

                     5        SOLE VOTING POWER

                              30,520

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 30,520

                     8        SHARED DISPOSITIVE POWER

                              0


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        30,520 shares of Common Stock

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [   ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.3%

12      TYPE OF REPORTING PERSON

        CO

CUSIP No.                           13G                                 6 of 24
989070602


1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        MJDM Corp.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [   ]
                                                                (b)  [   ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        New York

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                93,000
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              93,000


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        93,000 shares of Common Stock

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [   ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.9%

12      TYPE OF REPORTING PERSON

        CO

CUSIP No.                           13G                                 7 of 24
989070602


1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Four JK Corp.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [   ]
                                                                (b)  [   ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                93,000
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              93,000


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        93,000 shares of Common Stock

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [   ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.9%

12      TYPE OF REPORTING PERSON

        CO

CUSIP No.                           13G                                 8 of 24
989070602


1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        ALCR Corp.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [   ]
                                                                (b)  [   ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        New York

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                93,000
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              93,000


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        93,000 shares of Common Stock

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [   ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.9%

12      TYPE OF REPORTING PERSON

        CO

CUSIP No.                           13G                                 9 of 24
989070602


1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Andrew Sandler

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [   ]
                                                                (b)  [   ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                93,000
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              93,000


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        93,000 shares of Common Stock

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [   ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.9%

12      TYPE OF REPORTING PERSON

        IN

CUSIP No.                           13G                                10 of 24
989070602


1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Michael J. Marocco

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [   ]
                                                                (b)  [   ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                93,000
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              93,000


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        93,000 shares of Common Stock

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [   ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.9%

12      TYPE OF REPORTING PERSON

        IN

CUSIP No.                           13G                                11 of 24
989070602


1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        John Kornreich

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [   ]
                                                                (b)  [   ]

3       SEC USE ONLY



4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                93,000
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              93,000


9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        93,000 shares of Common Stock

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [   ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.9%

12      TYPE OF REPORTING PERSON

        IN

CUSIP No.                           13G                                12 of 24
989070602


SCHEDULE 13G


Item 1.

        (a)          Name of Issuer: Zapata Corporation

        (b)          Address of Issuer's Principal Executive Offices:
                     100 Meridian Centre, Suite 350
                     Rochester, NY 14618

Item 2.

1.      (a)          Name of Person Filing: Sandler Capital Management

        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     Sandler Capital Management is a registered investment advisor and general partnership organized under the laws of the State of New York.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 989070602

2.      (a)          Name of Person Filing: Sandler Associates ("Sandler
                     Associates")

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     Sandler Associates is a limited partnership organized under the laws of the State of New York.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e) CUSIP Number: 989070602

3.      (a)          Name of Person Filing:  Sandler Associates II, L.P.
                     ("Sandler Associates II")

CUSIP No.                           13G                                13 of 24
989070602

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     Sandler Associates II is a limited partnership organized under the laws of the State of New York.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 989070602

4.      (a)          Name of Person Filing: Sandler Offshore Fund, Inc.
                     ("Sandler Offshore")

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     Sandler Offshore is a corporation organized under the laws of the British Virgin Islands.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 989070602

5.      (a)          Name of Person Filing: MJDM Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     MJDM Corp. is a corporation organized under the laws of the State of New York.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 989070602

6.      (a)          Name of Person Filing: Four JK Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York 10153

CUSIP No.                           13G                                14 of 24
989070602

        (c)          Citizenship or Place of Organization:
                     Four JK Corp. is a corporation organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 989070602

7.      (a)          Name of Person Filing: ALCR Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     ALCR Corp. is a corporation organized under the laws of the State of New York.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 989070602

8.      (a)          Name of Person Filing: Andrew Sandler

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York 10153

        (c)          Citizenship or Place of Organization: United States

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 989070602

9.      (a)          Name of Person Filing: Michael J. Marocco

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York 10153

        (c)          Citizenship or Place of Organization: United States

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 989070602

CUSIP No.                           13G                                15 of 24
989070602


10.     (a)          Name of Person Filing: John Kornreich

        (b)          Address of Principal Business Office, or, if none,
                     Residence:
                     767 Fifth Avenue
                     New York, New York 10153

        (c)          Citizenship or Place of Organization: United States

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 989070602

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                     Not applicable.

Item 4.              Ownership.

                     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     1.   Sandler Capital Management:

                     (a) Amount beneficially owned: 93,000(1)(2) shares of Common Stock, $0.01 cents par value, of Zapata Corporation. Reporting Person is managed by a committee (the "Management Committee") consisting of the principal stockholders of ALCR Corp., MJDM Corp., and Four JK Corp. (Andrew Sandler, Michael J. Marocco and John Kornreich). All decisions regarding Sandler Associates, Sandler Associates II and Sandler Offshore's investment in the securities of the Issuer require the consent of the Management Committee. Sandler Capital Management is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)  Percent of class: 3.9%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii)  Shared power to vote or to direct the vote:
                                93,000(1)(2) shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

CUSIP No.                           13G                                16 of 24
989070602


                          (iv) Shared power to dispose or to direct the disposition of: 93,000(1)(2) shares

                     2. Sandler Associates:

                     (a) Amount beneficially owned: 59,470 shares of Common Stock, $0.01 par value, of Zapata Corporation.

                     (b)  Percent of class: 2.5%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 59,470 shares

                          (ii)  Shared power to vote or to direct the vote: 0
                               shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 59,470 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     3. Sandler Associates II, L.P.:

                     (a) Amount beneficially owned: 3,010 shares of Common Stock, $0.01 par value, of Zapata Corporation.

                     (b)  Percent of class: 0.1%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 3,010 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 3,010 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     4. Sandler Offshore Fund, Inc.

                     (a) Amount beneficially owned: 30,520 shares of Common Stock, $0.01 par value, of Zapata Corporation.

CUSIP No.                           13G                                17 of 24
989070602


                     (b)  Percent of class: 1.3%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 30,520 shares

                          (ii) Shared power to vote or to direct the vote: 0 shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 30,520 shares

                          (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     5. MJDM Corp.:

                     (a) Amount beneficially owned: 93,000(1)(2) shares of Common Stock, $0.01 par value, of Zapata Corporation. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)  Percent of class: 3.9%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii)  Shared power to vote or to direct the vote:
                                93,000(1)(2) shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 93,000(1)(2) shares

CUSIP No.                           13G                                18 of 24
989070602


                     6. Four JK Corp.:

                     (a) Amount beneficially owned: 93,000(1)(2) shares of Common Stock, $0.01 par value, of Zapata Corporation. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)  Percent of class: 3.9%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii)  Shared power to vote or to direct the vote:
                                93,000(1)(2) shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 93,000(1)(2) shares

                     7. ALCR Corp.:

                     (a) Amount beneficially owned: 93,000(1)(2) shares of Common Stock, $0.01 par value, of Zapata Corporation. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)  Percent of class: 3.9%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii)  Shared power to vote or to direct the vote:
                                93,000(1)(2) shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 93,000(1)(2) shares

                     8. Andrew Sandler:

                     (a) Amount beneficially owned: 93,000(1)(2) shares of Common Stock, $0.01 par value, of Zapata Corporation. Reporting Person is the sole shareholder of ALCR Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)  Percent of class: 3.9%

                     (c)  Number of shares as to which the person has:

CUSIP No.                           13G                                19 of 24
989070602


                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii)  Shared power to vote or to direct the vote:
                                93,000(1)(2) shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 93,000(1)(2) shares

                     9. Michael J. Marocco:

                     (a) Amount beneficially owned: 93,000(1)(2) shares of Common Stock, $0.01 par value, of Zapata Corporation. Reporting Person is the sole shareholder of MJDM Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)  Percent of class: 3.9%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

                          (ii)  Shared power to vote or to direct the vote:
                                93,000(1)(2) shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 93,000(1)(2) shares

                     10. John Kornreich:

                     (a) Amount beneficially owned: 93,000(1)(2) shares of Common Stock, $0.01 par value, of Zapata Corporation. Reporting Person is the majority shareholder of Four JK Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II, and Sandler Offshore.

                     (b)  Percent of class: 3.9%

                     (c)  Number of shares as to which the person has:

                          (i) Sole power to vote or to direct the vote: 0 shares

CUSIP No.                           13G                                20 of 24
989070602


                          (ii)  Shared power to vote or to direct the vote:
                                93,000(1)(2) shares

                          (iii) Sole power to dispose or to direct the
                                disposition of: 0 shares

                          (iv) Shared power to dispose or to direct the disposition of: 93,000(1)(2) shares

-------------------------

(1) Includes 59,470, 3,010 and 30,520 shares of Common Stock beneficially owned by Sandler Associates, Sandler Associates II and Sandler Offshore, respectively.
(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.


Item 5.              Ownership of Five Percent or Less of a Class.

                     Not applicable.

Item 6.              Ownership of More Than Five Percent on Behalf of Another
                     Person.

                     See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                     Not applicable.

Item 8.              Identification and Classification of Members of the Group.

                     See Exhibit A for Joint Filing Agreement.

Item 9.              Notice of Dissolution of Group.

                     Not applicable.

Item 10.             Certifications.

                     By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and dare not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.                           13G                                21 of 24
989070602


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 17, 2004                   SANDLER CAPITAL MANAGEMENT
                                          By:  MJDM Corp., a general partner

                                          By:   /s/ Moira Mitchell
                                          Name:  Moira Mitchell
                                          Title:    President

Date: February 17, 2004                   SANDLER ASSOCIATES

                                          By:  /s/ Andrew Sandler
                                          Name:  Andrew Sandler
                                          Title:    General Partner

Date: February 17, 2004                   SANDLER ASSOCIATES II, L.P.

                                          By:  /s/ Andrew Sandler
                                          Name:  Andrew Sandler
                                          Title:    General Partner

Date: February 17, 2004                   SANDLER OFFSHORE FUND, INC.

                                          By: /s/ Steven Warshavsky
                                          Name:  Steven Warshavsky
                                          Title:    Director

CUSIP No.                           13G                                22 of 24
989070602




Date: February 17, 2004                   MJDM CORP.


                                          By:   /s/ Moira Mitchell
                                               ------------------
                                          Name:  Moira Mitchell
                                          Title:    President


Date: February 17, 2004                   FOUR JK CORP.


                                          By:   /s/ Moira Mitchell
                                               ------------------
                                          Name:  Moira Mitchell
                                          Title:    President


Date: February 17, 2004                   ALCR CORP.


                                          By:   /s/ Moira Mitchell
                                               ------------------
                                          Name:  Moira Mitchell
                                          Title:    President


Date: February 17, 2004                   By:  /s/ Andrew Sandler
                                               ------------------
                                          Name:  Andrew Sandler


Date: February 17, 2004                   By:   /s/ Michael Marocco
                                                -------------------
                                          Name:  Michael J. Marocco


Date: February 17, 2004                   By:  /s/ John Kornreich
                                               ------------------
                                          Name:  John Kornreich

CUSIP No.                           13G                                23 of 24
989070602



                                   Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Zapata Corporation and that this Agreement be included as an Exhibit to such statement.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 17th day of February, 2004.

Date: February 17, 2004                   SANDLER CAPITAL MANAGEMENT
                                          By:  MJDM Corp., a general partner

                                          By:   /s/ Moira Mitchell
                                               ------------------
                                          Name:  Moira Mitchell
                                          Title:    President

Date: February 17, 2004                   SANDLER ASSOCIATES

                                          By:  /s/ Andrew Sandler
                                               ------------------
                                          Name:  Andrew Sandler
                                          Title:    General Partner

Date: February 17, 2004                   SANDLER ASSOCIATES II, L.P.

                                          By:  /s/ Andrew Sandler
                                               ------------------
                                          Name:  Andrew Sandler
                                          Title:    General Partner

Date: February 17, 2004                   SANDLER OFFSHORE FUND, INC.

                                          By:  /s/ Steven Warshavsky
                                               ------------------
                                          Name:  Steven Warshavsky
                                          Title:    Director


Date: February 17, 2004                   MJDM Corp.

                                          By:   /s/ Moira Mitchell
                                               ------------------
                                          Name:  Moira Mitchell
                                          Title:    President

CUSIP No.                           13G                                24 of 24
989070602



Date: February 17, 2004                   Four JK Corp.

                                          By:   /s/ Moira Mitchell
                                               ------------------
                                          Name:  Moira Mitchell
                                          Title:    President

Date: February 17, 2004                   ALCR Corp.

                                          By:   /s/ Moira Mitchell
                                               ------------------
                                          Name:  Moira Mitchell
                                          Title:    President

Date: February 17, 2004                   By: /s/ Andrew Sandler
                                              ------------------
                                          Name:  Andrew Sandler

Date: February 17, 2004                   By:   /s/ Michael Marocco
                                                -------------------
                                          Name:  Michael J. Marocco

Date: February 17, 2004                   By: /s/ John Kornreich
                                              ------------------
                                          Name:  John Kornreich